Exhibit 10.1
SEPARATION, RELEASE AND CONSULTANCY AGREEMENT
This Separation, Release and Consultancy Agreement (this “Agreement”), dated September 10, 2009 (the “Effective Date”), is entered into by MARK W. BLACKMAN, whose address is 80 Deepwood Road, Darien, CT 06820 (“Blackman”) and NYMAGIC, INC. (the “Company”).
RECITAL
WHEREAS, Blackman and the Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Blackman’s separation from employment with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:
1. Blackman acknowledges that his last day of employment with the Company and any of its affiliates was August 11, 2009 (“Separation Date”) and that he was paid his normal salary and received normal benefits through such date. Within five days after the Effective Date (assuming no revocation has taken place), Blackman shall be paid any accrued but unused personal and vacation days for calendar year 2009 , including any carry over vacation days from 2008. In addition, the Company will pay reasonable business expenses incurred by Blackman prior to the Separation Date. Since Blackman no longer has access to his Outlook Account, the Company agrees to assist in the preparation of such expense report.
2. Blackman agrees to be a consultant for the Company and its affiliates for a period beginning on the Effective Date and ending on December 31, 2010 (the “Termination Date”). In consideration of Blackman’s acceptance of this Agreement, Blackman, or, in the event of Blackman’s incapacity or death, his estate, heirs, designee(s), successors, or assigns, shall receive from the Company (assuming no revocation has taken place) $50,000 for his services in 2009, and $100,000 in 2010, with such fees to be paid bi-monthly. The Company shall also reimburse Blackman (assuming no revocation has taken place) for any reasonable and necessary out-of-pocket fees and expenses he incurs in connection with his duties as a consultant; such reimbursements shall be made in accordance with company policies and procedures and shall be made not later than March 15 of the calendar year following the calendar year in which they were incurred. In addition, Blackman shall be entitled (assuming no revocation has taken place) to the vesting of restricted shares of the Company’s common stock previously awarded to him in accordance with the terms of the agreement pursuant to which they were granted. Blackman acknowledges and agrees that he would not receive the payments and benefits set forth in this Paragraph 2, except for his execution of this Separation, Release and Consultancy Agreement and the fulfillment of the promises contained herein.

The payments and vesting under this Paragraph 2 shall cease immediately upon a material breach by Blackman of this Agreement.
3. Blackman’s duties as a consultant for the Company, during the period from the Effective Date until the Termination Date, shall be:
(a) With respect to program management agreements:
(i) to provide advice on the Company’s ARC Aviation Program, only at the express request of Tim McAndrew; and,
(ii) to provide advice on the Company’s NTA Trucking Program, only at the express request of Ed Skoch.
(b) With respect to litigation support:
(i) to provide information and support in connection with threatened, pending or future investigations, arbitrations or litigation related to matters arising prior to the Separation Date, including giving depositions and appearing for live interviews and proceedings, only at the express request of Paul Hart at such times and places as Mr. Hart shall designate.
(c) With respect to reinsurance:
(i) to provide advice on reinsurance renewals and matters related to previous underwriting business, only at the express request of George Kallop.
The consulting services to be provided by Blackman pursuant to this Agreement shall in so far as is practicable be performed during regular business hours of the Company during the Company’s customary work week, Monday through Friday, with the Company providing Blackman reasonable notice of the tasks which the Company will request Blackman to perform. Blackman’s duties as a consultant with respect to the above mentioned program management agreements shall terminate as to each of them, when a program management agreement is signed for the applicable program or the negotiations for the Company’s entry into the program have terminated. All such consulting services provided in connection with program management agreements shall be conducted exclusively by telephone and email as determined by Messrs. McAndrew and Skoch. Blackman’s consultancy with respect to litigation support and reinsurance shall terminate at the direction of Messrs. Hart and Kallop, respectively. Except as provided for in this Paragraph 3, Blackman shall not initiate contact with any employee of the Company to discuss any Company business.
4. The Company will pay Blackman an amount equivalent to the contribution the Company would have made on his behalf to the Company’s Profit Sharing Plan & Trust had he been employed with the Company on December 31, 2009, pro rated on the basis of his 2009 salary up to the Separation Date, which payment shall be made at the time the Company makes its 2009 contribution to the Profit Sharing Plan and Trust. In addition, beginning on the Separation Date, the Company, at its expense, shall provide Blackman with coverage under the Company’s health care plans in which Blackman is entitled to participate as an outside director of the Company, which coverage shall be equivalent to the coverage provided to the Company’s full time employees. Blackman shall be entitled to all benefits and reimbursements available to outside directors under the Company’s then existing policies and procedures, including without limitation the award of options to purchase 10,000 shares of the Company’s common stock. In connection with his position as a director of the Company Blackman acknowledges that discussions held and matters considered by the board of directors and its committees in the performance of their duties are confidential, and Blackman represents that they will be treated by him as such, and that he will not discuss them with any non-board member, except an attorney retained by Blackman to provide legal advice and who has agreed to keep such information confidential. Blackman further acknowledges that a breach of this duty of confidentiality by any director could result in the removal of such director from the Company’s board of directors.

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5. Blackman acknowledges that the Company is authorized to open business mail addressed to him in the employment capacity which he held through the Separation Date. All other mail addressed to Blackman shall be directed to him at his residence or office address or elsewhere, as directed by Blackman.
6. Blackman shall continue to be entitled to any rights to indemnification under the Company’s or its affiliates’ directors and officers liability insurance, Articles of Incorporation and Bylaws until the Termination Date as if Blackman had continued to be an actively employed senior executive of the Company for that purpose, and thereafter with respect to claims relating to the period prior to the Termination Date.
7. For and in consideration of the payments and benefits to be made pursuant to Paragraphs 2 and 4 of this Agreement, Blackman for himself, his heirs, executors, administrators and assigns (the “Blackman Releasors”), hereby unconditionally releases, discharges and acquits the Company, its subsidiaries, parents, affiliates, vendors and consultants, and each of them, and their respective officers, directors, shareholders, partners, employees, agents, and affiliates, and each of them (hereinafter collectively referred to as “Company Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims arising out of or in connection with his separation from employment with the Company including wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, or any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1866, 1964 and 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Releasees); The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, (including the Older Workers Benefit Protection Act) as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the National Labor Relations Act; The New York State and New York City Human Rights Act, as amended; The New York Executive Law, as amended; The New York City Administrative Code, as amended; The New York Civil Rights Act, as amended; The New York Equal Pay Law, as amended; The New York Whistleblower Law, as amended; The New York Labor Law, as amended; The New York Legal Activities Law, as amended; The New York Workers’ Compensation Law, as amended; The New York occupational safety and health laws, as amended; The New York Minimum Wage Law, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters, that the Blackman Releasors had, now have or may have against the Company Releasees, whether known or unknown, for, upon, or by reason of, any matter, action or omission, whatsoever occurring up to the date of this Agreement, other than (i) the consideration described in Paragraphs 2 and 4 above, along with reasonable attorney’s fees and costs if Blackman sues the Company and is successful, (ii) any rights to benefits under the terms of employee benefit plans maintained by the Company or its affiliates, (iii) rights to indemnification under the Company’s directors and officers liability insurance, Articles of Incorporation and Bylaws and (iv) any rights or claims as to which a release is prohibited by law.

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This release does not cover future claims (if any) for (1) any vested benefits under Section 502(a)(1)(B) of The Employee Retirement Income Security Act of 1974, as amended, to which Blackman may be entitled under the terms of the Profit Sharing Plan and Trust of Mutual Marine, Inc. and Related Companies or the Mutual Marine Office, Inc. 401(k) Plan; (2) breach of the terms of this Agreement; and (3) indemnification and reasonable defense costs in accordance with the Company’s applicable by-laws if a claim is made against Blackman for the period when he was an employee of the Company. The parties agree that, notwithstanding anything herein to the contrary, (1) Blackman is not eligible to receive any Company contribution under the Profit Sharing Plan & Trust or 401(k) Plan with respect to any plan year ending after December 31, 2008; and (2) this Agreement bars any such claim.
8. It is understood and agreed that the release set forth in the preceding paragraph is intended as and shall be deemed to be a full and complete release of any and all claims that the Blackman Releasors may have against the Company Releasees arising out of any occurrence arising before the date of this Agreement and said release is intended to cover and does cover any and all future damages not now known to the Blackman Releasors or which may later develop or be discovered, including all causes of action therefor and arising out of or in connection with any occurrence arising before the date of this Agreement. The parties understand and expressly agree that this Agreement extends to all claims prior to the date of this Agreement of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present.
9. Blackman acknowledges that he will have knowledge of certain trade secrets of the Company and its affiliates including information concerning the businesses, operations, future plans, methodologies, and customers of the Company and its affiliates. Blackman shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates and their respective businesses, which shall have been obtained by Blackman during Blackman’s employment or as a result of his consultancy hereunder. Information, knowledge or data that has become public knowledge shall not be considered to be secret or confidential unless such public knowledge arises out of the acts of Blackman or representatives of Blackman that are in violation of this Agreement. Blackman shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of any opportunity to challenge or limit the scope of disclosure purportedly so required), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data provided to Blackman during Blackman’s employment or during his consultancy hereunder to anyone other than the Company and its affiliates and those designated by it or to an attorney retained by Blackman to provide legal advice with respect to this Paragraph 9 and who has agreed to keep such information confidential.

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10. Blackman will not, (i) while acting as a consultant hereunder for the Company, and (ii) in the event that Blackman’s consultancy arrangement hereunder is terminated, for a period until the Termination Date (without the written consent of the Company); directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, member, consultant or otherwise with, or have any financial interest in, any business that engages in any business that competes with any business actively conducted by the Company and its affiliates; provided, however, that ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.
11. While acting as a consultant hereunder for the Company and, after termination of the consultancy arrangement hereunder, for the period until the Termination Date, Blackman shall not, directly or indirectly, on behalf of himself or any other person, solicit for employment (other than for the Company or any of its affiliates) any person known by Blackman to be employed at the time by the Company or any of its affiliates.
12. While acting as a consultant hereunder for the Company, Blackman shall comply with the Company’s Code of Ethics for Senior Executive and Financial Officers, a copy of which is attached to this Agreement.
13. Blackman acknowledges and agrees that as a condition for payment of the consideration set forth in Paragraphs 2 and 4 of this Agreement, he shall not make any statements, which a reasonable person would consider to be false, disparaging or derogatory to any individual, media outlet, industry group, financial institution or current or former employee, vendor, consultant, client or customer of the Company’s regarding the Company or any of its directors, officers, employees, agents or representatives, or about the Company’s business affairs and financial condition The foregoing shall in no way been deemed to restrict or limit Blackman’s right to convey facts and opinions to other directors of the Company and its subsidiaries in his fiduciary capacity as a director. The Company agrees not to make any statement to any person or entity, which a reasonable person would consider to be false, disparaging or derogatory regarding Blackman.
14. Upon the expiration of the revocation period set forth in Paragraph 26 of this Agreement, the Company will issue a press release the form and substance of which is set forth below, announcing that Blackman has been retained as a consultant to the Company.
“George Kallop, CEO, today announced that NYMAGIC has entered into a consulting agreement with Mark Blackman extending through December 31, 2010. The Company recently announced the resignation of Mark Blackman, its former Chief Underwriting Officer, who after thirty-two years with the Company left to pursue other interests. The consulting agreement is intended to facilitate a smooth transition of leadership within the Company’s underwriting unit. On behalf of the Company, Mr. Kallop expressed gratitude to Mr. Blackman for helping NYMAGIC evolve into a multi-line specialty insurer. Mr. Blackman thanked management and the board for the opportunity to assist in this process and stated that Tim McAndrew and Ed Skoch are excellent successors who, along with Glenn Yanoff, head of the Company’s MMO Agencies unit, will oversee the future growth of the Company’s underwriting business.”

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15. By signing and returning this Agreement, Blackman acknowledges that Blackman:
(a) has carefully read and fully understands the terms of this Agreement;
(b) is entering into this Agreement voluntarily and knowing that he is releasing claims that he has or believes he may have against the Company, including without limitation any rights Blackman may have under the Age Discrimination in Employment Act of 1967 including but not limited to the Older Worker Benefit Protection Act);
(c) has hereby been advised by this Agreement that he has the right to consult with an attorney of his choosing prior to signing this Agreement; and.
(d) is giving this release of claims in return for consideration to which he, or in the event of his death or incapacity, his designated appointee(s), heirs, successors, or assigns, otherwise would not have been entitled.
16. Blackman acknowledges and agrees that any breach of the restrictive covenants contained in Paragraphs 9, 10, and 11 (collectively referred to as the “Restrictive Covenants”) will result in irreparable injury to the Company. The Company would not have agreed to the terms and the provisions of this Agreement but for the Restrictive Covenants. Blackman agrees that, in the event of such a violation or threatened violation, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
17. This Agreement sets forth the entire agreement between the parties regarding Blackman’s separation from the Company and regarding Blackman’s services to the Company as a consultant in the period beginning on the Effective Date and ending on the Termination Date, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof, and may only be amended by a written agreement signed by the parties hereto.
18. Neither the content nor the execution of this Agreement shall constitute or be construed as any implied or actual admission by the Company of any liability to or of the validity of any claim by Blackman that he is entitled to additional compensation or a continuation of consultancy arrangement hereunder or that the Company engaged in any wrongdoing.
19. Blackman hereby represents and agrees that in entering into this Agreement, he has relied solely upon his own judgment, belief and knowledge and his own legal and other professional advisors and that no statement made by or on behalf of the Company has in any way influenced him in such regard.

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20. Blackman hereby represents and warrants to the Company that Blackman has not assigned any claim he may or might have against the Company to any third party. Blackman affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form. Blackman further affirms that he has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled, except as provided in this Agreement. Blackman further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
21. Each party shall pay its own attorneys’ fees, costs and expenses related to this Agreement.
22. This Agreement shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provision. In the event Blackman or the Company breaches any provision of this Agreement, Blackman and the Company affirm that either of them may institute an action to enforce specifically any term or terms of this Agreement. The prevailing party of such enforcement action shall be entitled to seek to recover reasonable costs and attorneys’ fees.
23. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Agreement which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.
24. The provisions of this Agreement are severable. If any court determines that any provision of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, geographical scope of such provision, or such other reason as determined by a court, as the case may be, then said provision or provisions shall be reduced/modified so that such unenforceable provision becomes enforceable and, in its reduced/modified form, such provision shall be enforced.
25. Blackman may review and consider this Agreement for a period of up to twenty-one (21) days from the date of submission to Blackman of the signature form of this Agreement, September 10, 2009 Blackman agrees and understands that Blackman’s failure to execute this Agreement and to return this signed document on or before twenty-one (21) days after the date of submission to Blackman of the signature form of this Agreement will release the Company from any obligation to enter into this Agreement.
26. Blackman may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Separation, Release and Consultancy Agreement.” The revocation must be personally delivered to Paul J. Hart, the Company’s general counsel or his designee, or mailed to Mr. Hart at Mutual Marine Office, 919 Third Avenue, New York, New York, 10022 and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Blackman was employed at the time of his last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

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27. As a consultant, Blackman shall be an independent contractor and not an employee of the Company; however, Blackman’s status as a non-employee director of the Company shall continue as reflected in Section 4 hereof with all of the related benefits, including, but not limited to, health care coverage and expense reimbursement, as an outside director.
28. The provisions of Paragraphs 1, 6, 7, 8, 9, 10, 11 and 13 of this Agreement shall remain in full force and effect notwithstanding the termination of Blackman’s consultancy arrangement hereunder, but the survival of Paragraphs 7 and 8 of this Agreement shall not affect any claims arising out of any occurrence arising after the execution of this Agreement by Blackman and the Company.
29. The payments and benefits to which Blackman is entitled pursuant to Paragraphs 2 and 4 of this Agreement shall be guaranteed through the Termination Date by the Company, except in the event of Blackman’s material breach of this Agreement.
30. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
BLACKMAN HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT.
BLACKMAN UNDERSTANDS THAT HE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT TO REVOKE IT, AND THAT THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.
BLACKMAN AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPHS 2 AND 4 ABOVE, BLACKMAN FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION, RELEASE AND CONSULTANCY AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation, Release and Consultancy Agreement as of the date set forth above:

/s/ Mark W. Blackman

MARK W. BLACKMAN

NYMAGIC, INC.

By:	/s/ A. George Kallop

	Name:	A. George Kallop
	Title:	President and Chief Executive Officer

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